                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as this 2nd day of October 2000, by and between EUPHONIX, INC., a California corporation (the "Company"), having its principal place of business located at 220 Portage Avenue, Palo Alto, CA 94306, and STEVE VINING ("Vining"), an individual residing at 17053 Palisades Circle, Pacific Palisades, California 90272.

                              W I T N E S S E T H:

        WHEREAS, the Company is a leading supplier of computer controlled professional audio production systems (the "Existing Business");

        WHEREAS, the Company desires to expand its Existing Business by developing a Internet delivery format for music and other content that is intended to be played in so-called "true CD/DVD-A quality" (the "New Business");

        WHEREAS, the parties acknowledge that Vining has experience in or related to tile business of tile Company and associated services and that Vining's abilities and services are unique and essential to the prospects of the Company; and

        WHEREAS, in light of the foregoing, the Company desires to employ Vining as its Chief Executive Officer and Vining desires to accept such employment.

        NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained and the initial benefits derived herefrom, the parties hereto, intending to be legally bound, covenant and agree as follows:

        1.     Employment of Vining; Duties and Status.

               (a) Position and Reporting. The Company hereby engages Vining as a full-time executive employee to hold the office of Chief Executive Officer of the Company for the period (the "Employment Period") specified in Section 3(a), reporting only to the Company's Board of Directors, and Vining accepts such employment, oil the terms and conditions set forth in this Agreement,

               (b) Employment. Throughout the Employment Period, Vining shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Company's Board of Directors, provided such duties are consistent with the role of a Chief Executive Officer. Vining agrees to diligently and professionally develop the Company's Existing Business and New Business (collectively, tile "Company Business"), its processes, systems, and intellectual property. Vining shall devote a substantial portion of his working time, attention and energies to the Company Business and shall not during the Employment Period be engaged (whether or not during normal business hours) in any other business or professional activity, whether or riot such activity is pursued for gain, profit or other pecuniary advantage, that substantially conflicts with, or materially interferes with the performance of his duties hereunder. Notwithstanding

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anything to the contrary, Vining shall be entitled to (i) serve on the board of directors of no more than 4 corporations provided that such corporations are not materially engaged in and do not become materially engaged in any material aspect of the Company Business, (ii) engage in such civic and charitable activities that do not materially interfere with the performance of his duties set forth hereunder, (iii) own, operate, and participate in the business and activities of Norwegian Palms Incorporated ("Nor Palms"), and (iv) accept such additional office or offices to which he may be appointed by the Company, provided that the performance of the duties of such office or offices shall generally be consistent with the scope of the duties provided for in Section 1(a) hereof.

               (c) Proprietary Rights Agreement. Vining agrees to execute the Employee Proprietary Information and Inventions Agreement (the "Proprietary Rights Agreement"), attached hereto as Exhibit A, and to comply with the provisions thereof.

               (d) New Business. The Company agrees to diligently and actively pursue the. New Business and activities associated therewith, In this regard, the Company covenants and agrees to use best efforts to obtain capital for use in the Now Business.

               (e) Key Officers. The parties acknowledge and agree that Vining shall be the most senior officer and employee within the Company and that all employees of the Company (including, without limitation, the Company's President, Chief Operating Officer, Chief Financial Officer, Chief Marketing Officer, and Chief Technical Officer) shall report to Vining. Vining shall have the reasonable discretion, which shall be exercised in the Company's best interest and be subject to the advice and consultation of the Company's Board of Directors, to hire and terminate such employees.

        2. Compensation and General Benefits. As compensation for his services to the Company, Vining shall, during the Employment Period, be compensated as follows:

               (a) Salary. The Company shall pay to Vining a salary (the "Salary") in the amount set forth below. The Salary shall be payable in periodic equal installments not less frequently than semi-monthly, less such sums as may be required to be deducted or withheld under applicable provisions of federal, state and local law. At the sole discretion of the Board of Directors, the Company may pay Vining an annual bonus.

                          (i) For the period October 2, 2000 through October 1,
2001: $175,000; and

                          (ii) For the period October 2, 2001 through October 1,
2002: $200,000,

               (b) Nor Palms. Additionally, the Company agrees to retain Nor Palms to provided consulting services to the Company, pursuant to the terms and conditions of that certain Consulting Agreement, of even date herewith, a copy of which is attached hereto as Exhibit B (the "Consulting Agreement"). As set forth in the Consulting Agreement, the Company shall pay to Nor Palms an annual consulting fee (the "Consulting Fee") equal to $75,000 (or pro-rata portion thereof). The term of the Consulting Agreement shall at all times equal the term of the Employment Period.


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               (c) Stock Options. Throughout the Employment Period and to the
extent determined .by the Board of Directors in its discretion to be commensurate with Vining's level of responsibility within the Company, Vining shall be entitled to participate in any stock option plan that may be adopted by the Company in its discretion and in which any of the Company's executive employees participate; provided, however, the Company agrees to promptly implement a stock option plan to reward Vining and other key officers of the Company for achieving annual targets with respect to the Company Business and with respect to its Common Stock- (as defined below), as such targets are reasonably adopted by the Board of' Directors from time to time. In addition to the foregoing, Vining shall be entitled, upon the execution of this Agreement, to receive options (the "Vining Options") to acquire 1,000,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"). The Vining Options shall provide for an exercise price per share of Common Stock equal to the closing price of such Common Stock, as reported on NASDAQ on September 26, 2003, Subject to applicable law, at Vining's request, (be Company shall use best efforts to qualify the Vining Options as Incentive Stock Options under applicable 'sections of the Internal Revenue Code and regulations promulgated thereunder. The Vining Options shall be issued pursuant to that certain Stock Option Agreement, substantially in the form attached hereto as Exhibit C (the "Vining Option Agreement"). As set forth in the Vining Option Agreement, the Vining Options shall vest and be exercisable into Common Stock, assuming the Employment Period has not otherwise been earlier terminated, as follows:

                          (i)   250,000 on January 2, 2001;

                          (ii)  35,714 on the 1st day or each calendar month
during the Employment Period, beginning February 1, 2001; and

                          (iii) 6 on October 1, 2002.

                          (iv)  Notwithstanding the foregoing, if the closing
price of Common Stock, as reported on the NASDAQ (the "Closing Price"), for at least 15 business days during any 30 business days, equals the price set forth below, any un-vested Vining Options (in addition to the vesting schedule otherwise set forth herein) shall vest and be exercisable into Common Stock, assuming the Employment Period has not otherwise been earlier terminated, as follows:

                                (1) If the Closing Price is $6.00, the
additional number of Common Stock to vest is 100,000; and

                                (2) If the Closing Price is $8.00, the
additional number of Common Stock to vest is 100,000; and

                                (3) If the Closing Price is $10.00, the
additional number of Common Stock to vest is 100,000.

               (d) Other Benefits. Throughout the Employment Period and to the extent determined by the Board of Directors in its discretion to be commensurate with Vining's level of responsibility within the Company, Vining shall be entitled to participate in such pension, profit sharing, bonus or incentive compensation, incentive, group and individual disability, group and


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individual life, survivor income, sickness, accident, dental, medical and health benefits and other plans of the Company or additional benefit programs, which may be established by the Company for its executives or other employees, as and to the extent any such benefit programs, plans and arrangements are or may from time to time be in effect, as determined by the Company in its discretion and pursuant to the terms hereof and as and to the extent that Vining is eligible to participate in such plans under the terms or such plans. The Board of Directors may cause the Company to purchase a life insurance policy (or policies) on the life of Vining, the death benefit being payable to any beneficiary (or beneficiaries) as designated by Vining.

               (e) Expenses. The Company shall reimburse Vining from time to time for all reasonable and customary business expenses incurred by him in the performance of his duties hereunder, provided that Vining shall submit vouchers and other supporting data to substantiate the amount of such expenses in accordance with Company policy from time to time in effect.

               (f) Car Allowance and COBRA. The Company shall pay to Vining a monthly car allowance in the amount of $1,400.00 per month. Until the later to occur of tile date that is eight (8) months following the date hereof or the date in which Vining is entitled to medical, dental, and hospital coverage by the Company, Company shall pay to Vining the amount of $685.00 each month, which reflects the COBRA premium otherwise due to maintain such coverage under Vining's former employment.

               (g) Vacation. Throughout the Employment Period, Vining shall be entitled to annual vacation, holidays, leave of absence, and leave for illness or temporary disability in accordance with the policies of the Company in effect from time to time for its executive officers, but no less than three (3) weeks of paid vacation and ten (10), holidays each calendar year. Vacation leave and leave of absence, if taken by Vining, shall be taken at such times as are reasonably acceptable to the Company; provided, however, the parties acknowledge and agree that Vining shall be permitted to take ten (10) business days of vacation during the period of October 2, 2000, and December 31, 2000, on such days as Vining reasonably determines, Any leave on account of illness or temporary disability which is short of Total Disability (as defined in Section 3(d)(ii) hereof) shall not constitute a breach by Vining of his agreements hereunder even though leave on account of a Total Disability may be deemed to result in a termination of the Employment Period under the applicable provisions of this Agreement.

        3.     Employment Period.

               (a) Duration. The Employment Period shall commence on the date or this Agreement and shall continue until the earlier of (i) the close of business on the day immediately preceding the second (2nd) anniversary of the date, of this Agreement, or the expiration of any extension of this Agreement as provided in Section 3(b) hereof, or (ii) termination of this Agreement by the Company for "cause" (as defined in Section 3(d)(i) hereon, or (iii) termination of this Agreement by the Company for any reason other than cause, or (iv) Vining's resignation for "good reason" (as defined in Section 3(d)(iii), or (v) Vining's resignation without "good reason," or (vi) the death or Total Disability of Vining.

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               (b) Extension of Employment Period. This Agreement may only be extended by mutual written agreement of both parties hereto.

               (c) Payments Upon Termination.

                          (i)  WITHOUT CAUSE OR FOR GOOD REASON. Except as
otherwise provided herein, if Vining's employment is terminated by (x) the Company for any reason other than "cause" (as defined in Section 3(d)(i) hereof), or (y) by Vining for "good reason" (as defined in Section 3(d)(iii) hereof), at any time during the Employment Period or any extension therefor, the Company shall pay to, or provide for, as the case may be, Vining, for the remainder of the Employment Period, including any extension thereof, in a lump-sum within ten (10) days of the date of such termination, all of the following:

                                (1) all compensation, bonus, car allowance,
expense reimbursement, and options described in Section 2 (including, without limitation, the Consulting Fee payable to Nor Palms) of this Agreement which Vining and Nor Palms would have been entitled had Vining continued to be employed by the Company throughout the full Employment Period; and

                                (2) to the extent applicable, the sickness and
health insurance programs to which he would have been entitled under this Agreement if he had remained in the employ of the Company for such period;

                                (3) provided, however, if such termination
occurs prior to January 2, 2001, the amounts payable pursuant to Section 1(c)(i)(1) and (2), shall be recalculated and paid as if the Employment Period was otherwise set to expire as of October 1, 2001.

                          (ii)  FOR CAUSE OR DEATH/DISABILITY. If Vining's
employment is terminated (A) by the Company for "cause" or (B) upon the death or due to the Total Disability (as defined in Section 3(d)(ii) hereof) of Vining, then the Company shall have no further liability to Vining, except (x) for the Salary, Consulting Fee, car allowance, and. reimbursement of expenses, which had accrued through the date of termination, which amounts shall be paid by Company within ten (10) days of such termination, (y) if Vining's employment with the Company is terminated due to Vining's death, then, as compensation for Vining's services, Vining's estate and Nor Palms (as the case may be) shall receive, in the same amounts and at the same time, the Salary, Consulting Fee, car allowance, reimbursement of expenses, and options Vining would have received had he not died, for the six months following the death of Vining, and (z) for such other benefits as may be required to be provided by the Company under the provisions of applicable law.

                          (iii) CHANGE IN CONTROL. If Vining's employment with
the Company is terminated by the Company without cause within two (2) years following of a Change in Control (as defined below) or Vining resigns with good reason within two (2) years following a Change in Control, then the Company shall pay to Vining the amounts otherwise payable to Vining by the Company pursuant to the provisions of Sections 3(c)(i), which amount shall be paid in its entirety no later than ten (10) days after such employment termination or resignation.

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                          (iv)  RESIGNATION. If Vining's employment with the
Company is voluntarily terminated by Vining without good reason, Vining shall be entitled to receive, in a lump-sum within ten (10) days of the date of such termination, all of the following:

                                (1) all compensation, bonus, car allowance,
expense reimbursement, and options described in Section 2 (including, without limitation, the Consulting Fee payable to Nor Palms) of this Agreement to which Vining and Nor Palms would have been entitled had Vining continued to be employed by the Company throughout the full Employment Period; and

                                (2) to the extent applicable, (the sickness and
health insurance programs to which lie would have been entitled under this Agreement if he, had remained in the employ of the Company for such period;

                                (3) provided, however, the amounts payable
pursuant to Section 3,(c)(iv)(1) and (2), shall bc recalculated and paid, as if the Employment Period was otherwise set to expire the earlier or (x) the date that is three (3) months following such date of voluntary resignation, or (y) the otherwise then-existing expiration or the Employment Period.

                          (v)   In the event than any payments or provisions
for the payment of salary, benefits, perquisites and rights to Vining described in this Section 3(c) shall, together with any other payment received by Vining, be considered to be an "excess parachute payment" under Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), this Agreement shall be construed so that the amount received by Vining that is described as a "parachute payment" under Section 280G(b)(2) of the Code shall equal the greater of (i) the amounts otherwise payable under this Agreement (determined, solely for purposes of comparison to clause (ii), hereof, by netting out any excise tax that may be due under Section 4999 of the Code) or (ii) the maximum amount (fiat could be paid to Vining so that no such amount, along with all other "parachute payments" made to Vining by the Company, will be deemed to constitute an "excess parachute payment" as defined under Code Section 280G(b)(1).

               (d) Definitions. When used in this Agreement, the words "cause," "Total Disability," "good reason," and "Change in Control" shall have the respective meanings set forth below:

                          (i)   The term "cause" means: (A) Vining's intentional
failure to perform his employment duties hereunder after reasonable notice to Vining by tile Company's Board of Directors specifying such failure and providing Vining with a reasonable time (which shall not be less than 30 days) to cure such failure given (he context of the circumstances, as determined by the Company's Board of Directors in the exercise of its reasonable discretion;
(B) Vining's conviction, or a plea of nolo contendere, of a felony or any crime involving moral turpitude that is related to the business or property of the Company; (C) the commission of an act, or failure to act, in connection with Vining's duties hereunder, which involves the gross misconduct or gross negligence, or (D) repeated acts of alcoholism, drug dependency, or habitual absenteeism, which interferes with the performance of Vining's duties hereunder.

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

                          (ii)   To the extent permitted by applicable law, the
term "Total Disability" means total disability as defined in the Company's group and individual disability plans, if any. If the Company does not have in existence such plans, then total Disability shall mean:

                                 (1) The inability to perform the duties
required hereunder for a continuous period of six (6) months during the Employment Period due to "mental incompetence" or "physical disability" as hereinafter defined. Vining shall be considered to be mentally incompetent and/or physically disabled: (A) if he is under a legal decree of incompetency (the date of such decree being deemed the date on which such mental incompetence occurred for purposes of this Section 3(d)), or (B) because of a "Medical Determination of Mental and/or Physical Disability." A Medical Determination of Mental and/or Physical Disability shall mean the written determination by: (x) the physician regularly attending Vining, and (y) a physician selected by the Company, that because of a medically determinable mental and/or physical disability Vining is unable to perform each of the essential functions of Vining, and such mental and/or physical disability is determined or reasonably expected to last six (6) months or longer after the date of determination, based on medically available information. If the two physicians do not agree, they shall jointly choose a third consulting physician and the written opinion of the majority of these three (3) physicians shall be conclusive as to such mental and/or physical disability and shall be binding on the parties. The date of any written opinion which is conclusive as to the mental and/or physical disability shall be deemed the date on which such mental and/or physical disability commenced, for purposes of this Section 3(d), if the written opinion concludes that Vining is mentally and/or physically disabled. In conjunction with determining mental and/or physical disability for purposes of this Agreement, Vining consents to any such examinations which are relevant to a determination of whether he is mentally and/or physically disabled, and which is required by any two (2) of the aforesaid physicians, and to furnish such medical information as may be reasonably requested, and to waive any applicable physician/patient privilege that may arise because of such examination. All physicians selected hereunder shall be Board-certified in the specialty most closely related to the nature of the mental and/or physical disability alleged to exist.

                             (2) For purposes of determining whether Vining is
mentally incompetent or physically disabled for the continuous six (6) month period specified in this Section 3(d), such disability shall be deemed to continue from the date of any legal decree of incompetency, or written opinion which is conclusive as to the mental and/or physical disability, through the date the legal decree expires or is otherwise revoked or removed, or the date on, which the mental and/or physical disability has ceased, as the case may be, as set forth in a written opinion prepared by the physicians described in this
Section 3(d) pursuant to the procedures provided herein.

                         (iii) The term "good reason," and its use within the
context of "resignation for good reason," means any material breach by the Company of this Agreement, after thirty (30) days written notice and chance to cure therein, including (without limitation) (1) the failure to make any payment or the grant of any stock option described herein; (2) any change in Vining's reporting official or any adverse change in Vining's title, function, duties, or responsibilities; or (3) any material change in the Company's Business (including the failure to pursue the New Business).

                          (iv)  The term "Change in Control" shall mean any of
the following:

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


                                (1) any "person" (as such term is used in
Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the capital stock or the Company, entitled to vote generally for the election of directors of the Company; or

                                (2) a change of control of a nature that would
be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect on the date of this Agreement; or

                                (3) there shall be consummated: (i) any
consolidation or merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock, of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or a substantial portion, of the assets of the Company; or

                                (4) the stockholders of the Company approve a
plan or proposal for the complete or partial liquidation, dissolution or divisive reorganization of the Company.

               (e) Disparaging Remarks. Throughout the Employment Period, Vining covenants to not make any disparaging remarks concerning the Company, its operations, or its employees, officers or directors to any persons either publicly or in private whether or not such disparaging, remarks may be found to adversely affect the Company, its employees, officers, or directors.

               (f) Relocation: Location of Performances.

                          (i)   Vining's services will be performed primarily in
the City of Palo Alto California, and Vining shall not be required to change his current place of residence (as listed on page 1 of this Agreement) for the purpose of serving the Company, without his consent. The parties acknowledge, however, that Vining may be required to travel in connection with the performance or his duties hereunder. Any violation of this Section 3(f)(i) shall be deemed a material breach or this Agreement entitling Vining to terminate this Agreement for good reason.

                          (ii)  If Vining consents to a relocation, the Company
shall pay all the costs and expenses of Vining and his family connected with such relocation, including reasonable moving and travel expenses and reasonable temporary dwelling costs (for a period not to exceed 180 days), provided proper receipts are provided for such expenses and that they in total do not exceed seventy-five thousand dollars ($75,000.00). Additionally, the Company shall assist Vining in the sale or his personal residence, including the payment of all real estate fees, commissions, and state, county, city, or local taxes incurred upon the sale of real estate.

        4. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if (i) it is in writing (ii) to Vining, is sent by registered or certified


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

mail to Vining at the last address he has filed in writing with the Company, and
(iii) to the Company, is sent to the Company's principal place of business and addressed to the Chairman of the Board of Directors.

        5. Binding Agreement; Assignment. This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of, the parties and, their respective heirs, successors, assigns, and. personal representatives, as, the case may be. Vining may not assign any rights or duties under this Agreement. As used herein, the successors of the Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of the assets, or similar reorganization or change in control.

        6. Entire Agreement. This Agreement, the Vining Option Plan, the Consulting Agreement, and the Proprietary Rights Agreement constitute the entire understanding of Vining and the Company with respect to the subject matter hereof and supersede any and all prior understandings written or oral. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties.

        7. Enforceability. This Agreement has been duly authorized, executed and delivered and constitutes the valid and binding obligations of the parties hereto, enforceable in accordance with its terms. The undertakings herein shall not be construed as any limitation upon the remedies Company might, in the absence of this Agreement, have at law or in equity for any wrongs of Vining.

        8. Choice of Law; Jurisdiction; Venue. This Agreement has been negotiated and shall be consummated in the State of California and shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of law.

        9. Severability. If any one or more of the terms or provisions or this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect or in the event that any one or more of the provisions of this Agreement operated or would prospectively operate to invalidate this Agreement, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Agreement and the remaining provisions of this Agreement shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

        10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one Agreement. Signatures transmitted by facsimile or other electronic means shall be deemed an original.

        11. Amendments and Waivers. This Agreement may, to the maximum extent permitted by applicable law, be amended by the parties, which amendment shall be set forth in an instrument executed by all of the parties, Any term, provision or condition of this Agreement (other than as prohibited by applicable law) may be waived in writing at any time by the party which is entitled to the benefits thereof. A waiver by the Company or Vining of a breach or any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

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

        12. Survival. All obligations of the parties to this Agreement to be performed hereunder after the date of termination of this Agreement shall survive on and after such date until fully performed.

                          [Continued on the next page.]


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


        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

                                        COMPANY:

                                        EUPHONIX, INC.

                                        By:
                                           ----------------------------------
                                        Name:   Dieter Meier
                                        Title:  Chairman of the Board




                                        VINING:



                                        -------------------------------------
                                        Steve Vining